                            TEMPLATE SOFTWARE, INC.


                          CONVERTIBLE PREFERRED STOCK


                               PURCHASE AGREEMENT


                               NOVEMBER 27, 1996

                               TABLE OF CONTENTS


SECTION                                                                                                             PAGE
-------                                                                                                             ----
1.       Purchase and Sale of Convertible Preferred Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         ------------------------------------------------
         1.1       Sale and Issuance of Convertible Preferred Stock.    . . . . . . . . . . . . . . . . . . . . . .   1
                   ------------------------------------------------

2.       Representations and Warranties of TSI  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         -------------------------------------
         2.1       Organization, Good Standing and Qualification  . . . . . . . . . . . . . . . . . . . . . . . . .   2
                   ---------------------------------------------
         2.2       Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                   --------------
         2.3       Authority; Execution and Delivery; Requisite Consents, Nonviolation  . . . . . . . . . . . . . .   3
                   -------------------------------------------------------------------
         2.4       Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                   ------------
         2.5       TSI Financial Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                   -------------------------
         2.6       Certain Changes or Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                   -------------------------
         2.7       Title to Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                   ---------------
         2.8       Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                   ---------
         2.9       Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                   ---------------------
         2.10      Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                   ---------
         2.11      Labor Union Activities; Employee Relations . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                   ------------------------------------------
         2.12      ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                   -----
         2.13      Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                   ----------
         2.14      Compliance with Laws; Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                   -----------------------------
         2.15      Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                   -----
         2.16      Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                   ---------------------
         2.17      Transactions with Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                   ----------------------------
         2.18      Registration Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                   -------------------
         2.19      No Brokers or Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                   ---------------------
         2.20      Investment Company Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                   ----------------------
         2.21      Employee Confidentiality Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                   -----------------------------------
         2.22      Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                   ----------

3.       Representations and Warranties of Alcatel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         -----------------------------------------
         3.1       Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                   ------------
         3.2       Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                   -------------
         3.3       No Intended Resale . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                   ------------------
         3.4       Disclosure of Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                   -------------------------
         3.5       Investment Experience  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                   ---------------------
         3.6       Accredited Investor Status . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                   --------------------------
         3.7       Restricted Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                   ---------------------
         3.8       Further Limitations on Disposition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                   ----------------------------------
         3.9       Legends  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                   -------

4.       Additional Deliveries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         ---------------------

SECTION                                                                                                            PAGE
-------                                                                                                            ----
5.       Certain Post-Closing Covenants of TSI  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         -------------------------------------
         5.1       Observer Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                   ---------------
         5.2       Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                   -----------
         5.3       Annual Meetings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                   ---------------
         5.4       Exemption from Investment Company Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                   -------------------------------------
         5.5       Accounting and Reserves  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                   -----------------------
         5.6       Assistance in Sales  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                   -------------------
         5.7       Additional Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                   --------------------

6.       Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         -------------
         6.1       Standstill . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                   ----------
         6.2       Tax Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                   ------------
         6.3       Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                   ---------
         6.4       Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                   ---------------
         6.5       Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                   --------
         6.6       Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                   ----------
         6.7       Amendment; Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                   -----------------
         6.8       APPLICABLE LAW . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                   --------------
         6.9       JUDICIAL PROCEEDINGS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                   --------------------
         6.10      Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                   -------
         6.11      Integration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                   -----------
         6.12      Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                   ------------
         6.13      Descriptive Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                   --------------------
         6.14      Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                   ------------

                                  EXHIBIT LIST


Exhibit A -             Amended and Restated Articles

Exhibit B -             Shareholders Agreement

Exhibit C -             Registration Rights Agreement

Exhibit D -             By-Laws

Exhibit E -             Financial Statements

Exhibit F -             Employee Confidentiality Agreements



                                 SCHEDULE LIST


Schedule 1 -            Schedule of Exceptions

Schedule 2 -            Names of Shareholders and holders of Options and/or
                        Warrants, etc.

Schedule 3 -            Subsidiaries

                    CONVERTIBLE PREFERRED PURCHASE AGREEMENT


         This Purchase Agreement ("AGREEMENT") is made as of this 27 day of November, 1996 by and between Template Software, Inc. ("TSI"), a Virginia corporation and the successor by merger to Template Software, Inc. ("TSI MARYLAND"), a Maryland corporation, and Alcatel N.V. ("ALCATEL"), a company limited by shares with ordinary structure organized under the laws of the Netherlands.

         THE PARTIES HEREBY AGREE AS FOLLOWS:

         1.      Purchase and Sale of Convertible Preferred Stock.

                 1.1 Sale and Issuance of Convertible Preferred Stock. Subject to the terms and conditions of this Agreement, Alcatel is hereby purchasing and TSI is hereby selling and issuing to Alcatel, 500,000 shares of Series A Convertible Preferred Stock, par value $0.01 (the "SERIES A STOCK"), of TSI containing the terms set forth in the Articles of Amendment and Restatement being filed simultaneously with the execution and delivery of this Agreement in the form attached as Exhibit A hereto (the "AMENDED AND RESTATED ARTICLES"), at a price of $16 per share of Series A Stock, for an aggregate purchase price of $8,000,000. The shares of common stock, par value $0.01 per share, of TSI (the "COMMON STOCK") issuable upon conversion of the Series A Stock are sometimes hereinafter referred to as the "CONVERSION COMMON STOCK." Simultaneously with the execution and delivery of this Agreement, TSI is delivering to Alcatel, at the offices of Proskauer Rose Goetz & Mendelsohn LLP, 1585 Broadway, New York, New York a certificate representing the Series A Stock issued in the name of Alcatel or such Affiliate (as hereinafter defined) of Alcatel as Alcatel may specify, against delivery to TSI by Alcatel of a wire transfer in the amount of the aggregate purchase price therefor.

         2. Representations and Warranties of TSI. Except as set forth on the Schedule of Exceptions furnished to Alcatel and attached hereto as Schedule 1, which specifically identifies the relevant subsections hereof, which exceptions shall be deemed to be representations and warranties as if made hereunder, TSI hereby represents and warrants to, and agrees with, Alcatel as follows. For purposes of this Section 2: (i) references to TSI (including indirectly by reference to the Companies) shall be deemed, except where the context otherwise requires, to include TSI Maryland with respect to any representation or warranty relating to any events or period of time occurring, in whole or in part, prior to the effective time of the Merger (as hereinafter defined), (ii) matters disclosed on any subsection of Schedule 1 shall be deemed disclosed for purposes of any other subsection, (iii) specific matters disclosed in the Draft Registration Statement (as hereinafter defined) shall be deemed disclosed on the relevant subsections of Schedule 1, and (iv) the phrase "to the best knowledge of TSI" or other similar formulations shall be deemed to refer to the current actual knowledge of the officers and directors of TSI and any facts or circumstances of which, after due inquiry, such officers and directors would reasonably be expected to have actual knowledge.

                 2.1 Organization, Good Standing and Qualification. Each of TSI, Template Software UK Limited ("TSUKL"), a corporation organized under the laws of England and a wholly-owned subsidiary of TSI, and Template Software Limited ("TSL"), a corporation organized under the laws of England and a wholly-owned subsidiary of TSI and, together with TSUKL, the "SUBSIDIARIES" (TSI and the Subsidiaries are sometimes hereinafter collectively referred to as the "COMPANIES"), is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of the Companies has all requisite power and authority to carry on its business as now conducted and as proposed to be conducted. TSI has all requisite power and authority to enter into and perform this Agreement and the transactions contemplated hereby. Each of the Companies is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify could have a material adverse effect on its business.

                 2.2      Capitalization.

                          (a)     The capital stock of TSI consists of:  (i)
17,000,000 shares of Common Stock, of which 2,247,008 shares are issued and outstanding, 500,000 shares are reserved for issuance upon conversion of the Series A Stock, 2,180,915 shares are reserved for issuance to key employees, officers and directors under TSI's 1986 Incentive Stock Option Plan, its 1992 Incentive Stock Option Plan, its 1992 Incentive Stock Option Plan, Class B or its 1992 Nonqualified Stock Option Plan (collectively, the "PRIOR STOCK OPTION PLANS"), of which 2,100,915 shares are subject to outstanding incentive stock option grants and 80,000 shares are subject to outstanding non-qualified stock option grants under the Prior Stock Option Plans, and 1,000,000 shares are reserved for issuance pursuant to TSI's 1996 Equity Incentive Plan (the "1996 EQUITY PLAN"), of which no shares are subject to outstanding grants or awards; and (ii) 3,000,000 shares of Preferred Stock, par value $0.01, of TSI, of which 500,000 shares are designated as Series A Stock, all of which Series A shares are issued and outstanding. The Prior Stock Option Plans have terminated and no additional options may be granted thereunder. The rights, privileges and preferences of the Common Stock and Series A Stock are as stated in the Amended and Restated Articles, which has been duly filed with the Virginia State Corporation Commission and is in full force and effect.

                          (b)     Except for the outstanding shares of capital
stock and outstanding stock options specified in Subsection 2.2(a) and the shares of Common Stock reserved for issuance upon exercise of such outstanding options, pursuant to the 1996 Equity Plan or pursuant to the conversion rights of the issued and outstanding shares of Series A Stock, TSI: (i) does not have outstanding any capital stock or other securities convertible into or exchangeable for any shares of its capital stock, and no Person (as hereinafter defined) has any right to subscribe for or to purchase (including conversion or preemptive rights), or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or other claims of any character relating to, any capital stock or any stock or other securities convertible into or exchangeable for any capital stock of TSI; (ii) does not have any capital stock, equity interests or other securities reserved for issuance for any purpose; and (iii) is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any convertible securities, rights or options of the type described in the preceding clause (i). All of the issued and outstanding shares of Common Stock were duly authorized and have been validly issued and are fully paid and nonassessable. All of the shares of Series A Stock and, when issued as contemplated hereby, Conversion Common Stock will be validly issued, fully paid and nonassessable. Except as set forth in
Part 2.2 of Schedule 1, TSI is not a party to and, to the best knowledge of TSI, no shareholder of TSI is a party to, any agreement with respect to the voting or transfer of any of TSI's capital stock, other than the agreements regarding transfer contained herein, in the proposed Shareholders Agreement in the form of Exhibit B attached hereto (the "SHAREHOLDERS AGREEMENT"), and in the proposed Registration Rights Agreement in the form of Exhibit C attached hereto (the "REGISTRATION RIGHTS AGREEMENT"). Schedule 2 includes a complete and correct list of the name of each of TSI's shareholders and the number of shares of Common Stock owned by such shareholder, and the name of each holder of an outstanding stock option, the number of options to purchase Common Stock owned by such holder and the exercise prices at which such options may be exercised. No shares of capital stock of TSI Maryland were issued in violation of any preemptive or other similar rights.

                 2.3 Authority; Execution and Delivery; Requisite Consents, Nonviolation. TSI has all requisite power and authority to execute, deliver, file (as applicable) and perform this Agreement, the Amended and Restated Articles, the Shareholders Agreement, the Registration Rights Agreement and each other document or instrument executed by it, or any of its officers, in connection herewith or therewith or pursuant hereto or thereto (this Agreement, together with all of the foregoing documents and instruments, are sometimes collectively referred to herein as the "COMPANY DOCUMENTS"), and to consummate the transactions contemplated hereby and thereby. The execution, delivery, filing and performance of this Agreement and the other Company Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of TSI and its shareholders. This Agreement and each of the other Company Documents has been duly executed and delivered by TSI and constitute the legal, valid and binding obligation of TSI, enforceable against TSI in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws affecting the enforceability of creditors' rights in general or by general principles of equity. The execution, delivery, filing and performance of this Agreement and the other Company Documents (including, without limitation, the Amended and Restated Articles, the Shareholders Agreement and the Registration Rights Agreement), and the consummation by TSI of the transactions contemplated hereby and thereby (including, without limitation, the offer, sale and delivery by TSI of the Series A Stock and the Conversion Common Stock) does not and will not: (a) require the consent, license, permit, waiver, approval, authorization or other action of, by or with respect to, or the registration, declaration or filing (except for the filing of the Amended and Restated Articles with the Virginia State Corporation Commission) with, any court or governmental authority, department, commission, board, bureau, agency or instrumentality, domestic or foreign (each, a "GOVERNMENTAL AUTHORITY"), or any other individual, partnership, corporation, unincorporated organization or association, limited liability company, trust or other entity (collectively, a "PERSON"); (b) violate or conflict with any provision of the Amended and Restated Articles,

TSI's by-laws (a complete and correct copy of which is attached hereto as Exhibit D); or (c) constitute a default (with or without notice or lapse of time or both) under, violate or conflict with, or give rise to a right of termination, cancellation or acceleration or to a loss of a material benefit under, any Law, Contract, right relating to Intellectual Property, Permit or Order (as each such capitalized term is hereinafter defined) to which TSI is or hereafter may be a party or by which TSI or any of its properties are or hereafter may be bound. The Merger was duly authorized and validly consummated in accordance with all applicable requirements of Maryland and Virginia Laws.

                 2.4 Subsidiaries. Schedule 3 correctly sets forth all of the subsidiaries of TSI, the jurisdiction of incorporation of each such subsidiary and its authorized capitalization, its outstanding shares of capital stock outstanding, and the record and beneficial owner of those shares. Except for the Subsidiaries, TSI does not own or control, directly or indirectly, any partnership interests, stock or other equity interests in any partnership, corporation or other entity or any voting rights or right to control the policies and direction of any partnership, corporation or other entity. There are not outstanding (and neither TSI nor any Subsidiary has any plan to issue, grant or enter into) any options, warrants, rights (including conversion or preemptive rights), subscriptions or agreements for the purchase or acquisition from or by TSI or any Subsidiary of any shares of capital stock of any Subsidiary. There are no voting agreements, voting trust agreements, shareholder agreements or other agreements relating to the capital stock of any of the Subsidiaries.

                 2.5 TSI Financial Information. TSI previously has provided to Alcatel its consolidated balance sheets as of November 30, 1994 and 1995 and August 31, 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the three-year period ended November 30, 1995 and the nine-month period ended August 31, 1996 (the "FINANCIAL STATEMENTS"), as audited by Coopers & Lybrand, LLP, who issued their report thereon dated October 25, 1996. Attached hereto as Exhibit E is a true and complete copy of the Financial Statements. The Financial Statements are complete and correct in all material respects, are in accordance with the books of account, ledgers and records of the Companies; have been prepared in conformity with generally accepted accounting principles, and present fairly the consolidated financial position, results of operations and cash flows of the Companies as of the respective dates and periods thereof. Except as reflected in the notes to the Financial Statements, none of the Companies has any obligation or liability, contingent or otherwise, other than:
(i) liabilities incurred in the ordinary course of business and consistent with past practice since the date of the Financial Statements, which liabilities are not, individually or in the aggregate, material to the business (as presently conducted or proposed to be conducted), properties, earnings, assets, liabilities, conditions (financial or otherwise) or prospects (collectively "CONDITIONS") of the Companies taken as a whole, and (ii) obligations (not arising as a result of any breach or default by any Company) under Scheduled Contracts or Contracts of a type not required to be listed as Scheduled Contracts. Each of the Companies maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

                 2.6      Certain Changes or Events.  Except as set forth in
Part 2.6 of Schedule 1 and for the merger (the "MERGER") of TSI Maryland with and into TSI on October 31, 1996 pursuant to the Agreement and Plan of Reorganization of TSI Maryland and TSI dated as of October 16, 1996 and the Articles of Merger dated October 18, 1996, complete and correct copies of which have been delivered by TSI to Alcatel, since August 31, 1996 the business of each of the Companies has been operated only in the ordinary course and consistent with past practice, and, in addition to and not in limitation of the foregoing: (i) there has been no change in the Condition of any of the Companies, except for changes in the ordinary course of business consistent with past practice which have not been, individually or in the aggregate, materially adverse to the Companies taken as a whole; (ii) there has been no change of Laws, no revocation or change in any Contract or Permit or right to do business, and no other event or occurrence of any character, whether or not insured against, which has resulted in, or to the best knowledge of TSI could reasonably be expected to result in, a material adverse change in the Condition of the Companies taken as a whole; (iii) TSI has not authorized or made any distributions, or declared or paid any dividends, upon or with respect to any of its capital stock or other equity interests, nor has TSI redeemed, purchased or otherwise acquired, or issued or sold, any of its capital stock or other equity interests; (iv) none of the Companies has entered into any material transaction other than in the ordinary course of business and consistent with past practice; (v) none of the Companies has incurred any indebtedness for borrowed money or made any loans or advances to any Person; (vi) there has been no waiver by any of the Companies of a valuable right or of a material debt owed to it; (vii) none of the Companies has failed to satisfy or discharge any Lien, except in the ordinary course of business and consistent with past practice as to Liens that are not, individually or in the aggregate, material to the Condition of the Companies taken as a whole; (viii) there has been no material change in any compensation, arrangement or agreement with any employee, director, shareholder or Affiliate (as defined below) of any Company; and (ix) there has been no agreement or commitment by any of the Companies to do or perform any of the acts described in this Section 2.6. For purposes of this Agreement, an "AFFILIATE" of a specified Person shall mean a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

                 2.7      Title to Assets.  Except as set forth in Part 2.7 of
Schedule 1, each of the Companies has good and marketable title to all of its assets and properties, free and clear of any liens, pledges, security interests, claims, encumbrances or other restrictions of any kind (collectively, "LIENS"). With respect to any assets or properties it leases, each Company holds a valid and subsisting leasehold interest therein, free and clear of any Liens, is in compliance, in all material respects, with the terms of the applicable lease, and enjoys peaceful and undisturbed possession under such lease. To the best knowledge of TSI, all of the assets and properties of each of the Companies that are material to the conduct of business as presently conducted or as proposed to be conducted by each such Company are in good operating condition and repair, subject to ordinary wear and tear.

                 2.8 Contracts. None of the Companies is a party to, nor are any of the Companies or any of their respective assets or properties bound by or subject to, any oral or written contracts, agreements, notes, instruments, franchises, leases, licenses, sublicenses, commitments, arrangements or understandings, written or oral (collectively, "CONTRACTS") of the following types, except for those (the "SCHEDULED CONTRACTS") listed in Part 2.8 of Schedule 1 hereto:

                          (a) any Contracts pursuant to which any of the Companies or any other party thereto is obligated to pay in excess of fifty thousand dollars ($50,000);

                          (b) any Contracts pursuant to which any of the Companies acquired the right to use any Intellectual Property or information that is material to the business of such Company, or pursuant to which any of the Companies has granted to others the right to use, or which otherwise relates to, its Intellectual Property;

                          (c) any Contracts (other than advances of expenses to employees in the ordinary course of business) involving loans, loan agreements, debt securities, mortgages, deeds of trust, security agreements, suretyships or guarantees;

                          (d) any Contracts between any of the Companies, on the one hand, and any of their respective officers, directors, employees or Persons that beneficially own in excess of 5.0% (calculated in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of the outstanding equity interests in TSI (each a "PRINCIPAL SHAREHOLDER"), or any Affiliate or relative, or Affiliate of a relative, of any of the foregoing, on the other;

                          (e) any deferred compensation agreements, bonus, pension, profit sharing, stock option and incentive plans or arrangements, hospitalization, medical and insurance plans, agreements and policies, retirement and severance plans and other employee compensation policies and agreements affecting employees of any of the Companies;

                          (f) any Contracts with any labor union affecting employees of any of the Companies;

                          (g) any Contracts which restrict in any material respect any of the Companies from freely engaging in its business or competing anywhere; and

                          (h) any Contracts which otherwise are material to the Condition of any of the Companies.

                 Complete and correct copies of all Scheduled Contracts have been made available to Alcatel. All of the Scheduled Contracts are in full force and effect and constitute legal, valid and binding obligations of each of the parties thereto; the Companies and, to the best knowledge of TSI, each other party thereto, has performed in all material respects all obligations required to be performed by it under the Scheduled Contracts, and no violation exists in respect thereof on the part of any of the Companies or, to the best knowledge of TSI, any other party thereto; none of the Scheduled Contracts is currently being renegotiated; and the validity, effectiveness and continuation of all Scheduled Contracts was not affected by the Merger and will not be materially adversely affected by the transactions contemplated by this Agreement or the execution, delivery, filing and performance by the Company of any of its obligations under any of the Company Documents. All of the Scheduled Contracts were entered into in the ordinary course of business and none of the Scheduled Contracts is materially adverse to the Companies.

                 2.9      Intellectual Property.

                          (a)     (i)      Set forth on Part 2.9 of Schedule 1
hereto is a true, correct and complete list of all patents, trademarks, service marks, trade names, computer software and copyrights material to the conduct of the Companies' business, and any registrations or applications for any of the foregoing (collectively, the "INTELLECTUAL PROPERTY"), of any kind in which any of the Companies has an ownership interest. Except for standard third-party license agreements for off-the-shelf software, Part 2.9 of Schedule 1 hereto contains a true, correct and complete list of all licenses, sublicenses or other agreements that in any way relate to or affect the rights of the Companies to any of the Intellectual Property or any trade secrets of the Companies or pursuant to which any of the Companies has a right to use any Intellectual Property (the "INTELLECTUAL PROPERTY LICENSES"). All such licenses, sublicenses and other agreements are in all material respects in the respective forms of such agreements reviewed by Alcatel's intellectual property counsel on November 7, 1996.

                                  (ii)     The Companies are the sole and
exclusive owners, free and clear of all Liens, and have all right, title and interest in all of the Intellectual Property described in Part 2.9 of Schedule 1 hereto. With respect to any Intellectual Property or trade secret necessary to conduct its business, each Company owns or has the exclusive (except with respect to standard third-party license agreements for off-the-shelf software) right to use such Intellectual Property or trade secret in its business. To the best of TSI's knowledge, each Company owns or possesses sufficient licenses or other rights to use all intellectual property covered by its patents or patent applications that are necessary to conduct the business of such Company as now being conducted and as proposed to be conducted by such Company.

                                  (iii)    Each of the Intellectual Property
Licenses is in full force and effect and constitutes a legal, valid, binding and enforceable obligation in accordance (in all material respects) with its terms against each party thereto. Each Company has performed all obligations imposed upon it under each of the Intellectual Property Licenses to which it is a party. None of the Companies nor, to the best knowledge of TSI, any other party thereto is in material default thereunder, nor, to the best knowledge of TSI, is there any event that with notice or lapse of time, or both, would constitute a material default thereunder. The execution, delivery and filing of this Agreement and the other Company Documents by TSI and the performance by TSI of its obligations hereunder or thereunder will not, with notice or lapse of time, or both, constitute a default under any of the Intellectual Property Licenses. None of the Companies has received any notice that any other party to any of the Intellectual Property

Licenses intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder. No director, officer, shareholder, employee or other Affiliate of TSI owns, directly or indirectly, in whole or in part, any of the Intellectual Property or any material trade secret of any Company. None of the officers, employees, consultants, distributors, agents, representatives or advisors of any Company have entered into any agreement relating to such Company's business regarding know-how, trade secrets, assignment of rights in inventions, or prohibition or restriction of competition or solicitation of customers, or any other similar restrictive agreement or covenant, whether written or oral, with any Person other than a Company.

                                  (iv)      Except for disclosures made in the
ordinary course of business that are not materially adverse to the Condition of the Companies taken as a whole, none of the Companies has disclosed, other than pursuant to, and in accordance with, the Intellectual Property Licenses, any proprietary information (including, without limitation, any source code) relating to the Intellectual Property or any of the Intellectual Property Licenses to any person other than Alcatel. Each Company has at all times used its reasonable best efforts to protect and enforce their rights in or to all such proprietary information and other trade secrets of such Company. None of the Companies is under any contractual or other obligation to disclose any proprietary information relating to the Intellectual Property, any material trade secret of any Company or any of the Intellectual Property Licenses, nor, to the best knowledge of TSI, is any other party to the Intellectual Property Licenses under any obligation to disclose proprietary information included in or relating to the Intellectual Property, any material trade secret of any Company or any of the Intellectual Property Licenses to any Person except to a person having a legally binding obligation of confidentiality with respect thereto, and no event has taken place, including the execution and delivery of this Agreement and the transactions contemplated hereby or any related change in the business activities of any Company, that would give rise to any such obligation or to an unrestricted disclosure thereof.

                                  (v)      The consummation of the transactions
contemplated hereby or by any of the other Company Documents will not alter or impair in any material respect the rights of any Company to any of the Intellectual Property, to any material trade secret of any Company, or under any of the Intellectual Property Licenses.

                          (b)     No claim with respect to the Intellectual
Property, any material trade secret of any Company, or any Intellectual Property License that, if adversely determined, would materially and adversely affect the ability of any Company to conduct its business as presently conducted and as proposed to be conducted, is currently pending or, to the best knowledge of TSI, has been asserted, or overtly threatened by any Person, nor does TSI know of any grounds for any claim against any Company: (A) to the effect that any other Person infringes on any of the Intellectual Property or Intellectual Property Licenses or misappropriates any trade secret or know-how or other proprietary rights material to any Company; (B) challenging the ownership, validity or effectiveness of any of the Intellectual Property, any of the Intellectual Property Licenses or material trade secrets of such Company; or (C) challenging any license, sublicense or other legally enforceable right of any Company under any

Intellectual Property or any of the Intellectual Property Licenses.

                          (c)     To the best of TSI's knowledge, none of the
Companies has violated or infringed, and is not currently violating or infringing, and none of the Companies has received any communications alleging that any of the Companies (or any of its employees or consultants) has violated or infringed or, by conducting its business as proposed would violate or infringe, any patents (whether utility or design), patent applications, trademarks, service marks, trade names, copyrights (including rights to mask works), trade secrets, confidential and proprietary information, protected designs, know-how and processes (collectively, the "PROPRIETARY ASSETS") of any other person or entity.

                          (d)     TSI is not aware that any employee or
consultant of any of the Companies is obligated under any agreement (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or order of any court or administrative agency, or any other restriction that would interfere with the use of his or her best efforts to carry out his or her duties for any of the Companies or to promote the interests of any of the Companies or that could conflict with any of the Companies' businesses as proposed to be conducted. The carrying on of each of the Companies' businesses by the employees and contractors of each such Company and the conduct of each of the Companies' businesses as presently proposed, will not, to the best of TSI's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees or contractors or any of the Companies is now obligated. TSI does not believe it is or will be necessary to utilize any inventions of any employees of any of the Companies (or persons any of the Companies currently intends to hire) made prior to their employment by (or not assigned to) any such Company. At no time during the conception of or reduction of any of the Companies' Proprietary Assets to practice was any developer, inventor or other contributor to such patents operating under any grants from any governmental entity or agency or private source, performing research sponsored by any governmental entity or agency or private source or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party that could adversely affect any of the Companies' rights in such Proprietary Assets.

                 2.10 Insurance. Each of the Companies has in full force and effect (i) fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed, and (ii) other insurance in such amounts, and against such risks, as is customary for companies similar to the Companies, in each case with reputable insurance companies.

                 2.11 Labor Union Activities; Employee Relations. No employee of any of the Companies is represented by any labor union or covered by any collective bargaining agreement; nor, to the best knowledge of TSI, has any labor union sought to represent any employee of any of the Companies.
There is no strike or other labor dispute involving any of the Companies pending, or to the best knowledge of TSI, threatened. To the best knowledge of TSI, no officer or key employee intends to terminate his employment with any of the Companies. To the best knowledge of TSI, no officer or key employee of any of the Companies is a party to or bound by any Contract, or subject to any restrictions (including, without limitation, any non-competition restriction), which would restrict the right of such person to participate in the affairs of any of the Companies. Except as disclosed in the Draft Registration Statement, the employment of each officer and key employee of each of the Companies is terminable at will.

                 2.12 ERISA. Part 2.12 of Schedule 1 hereto includes (and separately identifies) a true and complete list of all "employee benefit plans," within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, ("ERISA"), any arrangement described in
Section 2.8(e), or any other plan, agreement, policy, or arrangement (whether written or unwritten, domestic or foreign, insured or self-insured), currently or previously established, maintained, sponsored, or contributed to (or with respect to which any obligation to contribute has been undertaken) by any Company (each a "PLAN" and, collectively, the "PLANS"). No entity would be, or has ever been, deemed a single employer with any Company under Sections 414(b),
(c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "CODE"), or Section 4001 of ERISA. No Plan is or has ever been subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code. Each Plan intended to qualify under Section 401(a) of the Code has been qualified since its inception and has received a determination letter from the Internal Revenue Service ("IRS") that the Plan is so qualified and nothing has occurred that caused or could cause the loss of such qualification or the imposition of any penalty or tax liability. The Companies have complied in all material respects with all obligations relating to the Plans and each Plan complies and has been maintained and operated in all material respects in accordance with its terms and applicable law, including without limitation, ERISA and the Code. The Companies have no liability, actual or contingent, with respect to any Plan other than to make payments to or under the terms of any Plan or applicable law.

                 2.13 Litigation. There is no action, suit, proceeding, audit or investigation by or before any court or other Governmental Authority (collectively, "ACTIONS") pending or, to the best knowledge of TSI, threatened against any of the Companies, or affecting any of the properties or assets of any of the Companies (including, without limitation, any of its Permits) which, individually or in the aggregate, could have a material adverse effect on the Condition of the Companies taken as a whole, nor, to the best knowledge of TSI, is there any reasonable basis for any such Action. To the best knowledge of TSI, there is no Action against any director, officer or employee of any of the Companies in connection with the business of any of the Companies that, in the event of an adverse judgment against any such Person, could have a material adverse effect on the Condition of the Companies taken as a whole, nor, to the best knowledge of TSI, is there any reasonable basis for any such Action. The foregoing includes, without limitation, any Action pending or, to TSI's best knowledge, threatened (or any reasonable basis therefor known to TSI) involving the prior employment of any employees of any of the Companies, their use in connection with the business of any of the Companies of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. None of the Companies or any of their respective assets or properties, nor, to the best knowledge of TSI, any shareholder, director, officer or employee of any of the Companies, in connection with such Companies' respective businesses, is subject to any order, judgment, writ, injunction, decree, ruling or decision (collectively, an "ORDER") of any Governmental Authority which is material to the Condition of any such Company. There is no Action by any of the Companies currently pending or which any of the Companies intends to initiate which is material to the Condition of any such Company.

                 2.14 Compliance with Laws; Permits. To the best knowledge of TSI, none of the Companies has violated or failed to comply with, in any material respect, any statute, law, ordinance, rule, regulation or policy of any Governmental Authority (collectively, "LAWS") to which it or any of its properties or assets is subject. To the best knowledge of TSI, each of the Companies has all permits, licenses, orders, certificates, authorizations and approvals of any Governmental Authority, including without limitation, all facility and other security clearances required by the U. S. Department of Defense (collectively, the "PERMITS"), that are material to the conduct of its business as presently conducted or as described in the Draft Registration Statement; all such Permits are in full force and effect; no violations or notices of failure to comply have been issued or recorded in respect of any such Permits; and, to the best knowledge of TSI, no reasonable basis for revoking or suspending any of the Permits exists. All applications, reports, notices and other documents required to be filed by the Companies with all Governmental Authorities have been timely filed and are complete and correct in all material respects as filed or as amended prior to the date hereof. None of the Companies nor, to the best knowledge of TSI, any of their respective officers or agents has made any illegal or improper payments to, or provided any illegal or improper inducement for, any governmental official or other Person in an attempt to influence any such Person to take or to refrain from taking any action relating to any of the Companies.

                 2.15 Taxes. All federal, state, city, county, local and foreign income, franchise, sales, use and value added tax returns and reports, and all other material tax returns and reports required to be filed by any Company in any jurisdiction (collectively, "RETURNS") have been timely filed. All such Returns are true, correct and complete in all material respects. All taxes, assessments, fees, interest, penalties and other charges with respect thereto (collectively, "TAXES") due or claimed to be due from any of the Companies have been paid, except to the extent reserved against on the Financial Statements. No income tax return of any of the Companies has been audited by the applicable Governmental Authority, and there are in effect no waivers of the applicable statute of limitations for Taxes in any jurisdiction for any of the Companies for any period.

                 2.16 Environmental Matters. The business, assets and properties of each of the Companies are and have been operated and maintained in all material respects in compliance with all applicable federal, state, city, county and local environmental protection laws and regulations (collectively, the "ENVIRONMENTAL LAWS"). No event has occurred that, with or without the passage of time or the giving of notice, or both, would constitute a non-compliance by any of the Companies in any material respect with, or a material violation by any of the Companies of, the Environmental Laws. None of the Companies nor any of their respective predecessors has caused or permitted to exist, as a result of an intentional or unintentional act or omission, a disposal, discharge or release of solid wastes, pollutants or hazardous substances, on or from any site which currently is or formerly was owned, leased, occupied or used by any of the Companies or any predecessor company, except where such disposal, discharge or release was in compliance with the Environmental Laws. There is no site: (i) which is listed, or proposed for listing on a registry or inventory of inactive hazardous waste sites maintained by any Governmental Authority and which currently is or formerly was owned, leased, occupied or used by any of the Companies or any predecessor company, or (ii) with respect to which any of the Companies or any predecessor company has received notice that such Company is considered to be a potentially responsible person for cleanup or other liability in respect of Environmental Laws.

                 2.17 Transactions with Affiliates. Except for employment and compensation arrangements described in the Draft Registration Statement (as hereinafter defined) and as provided in the notes to the Financial Statements, none of the Companies has directly or indirectly engaged in any material transaction (as defined for purposes of clause 3(iii)(m) of Article 9 of the Amended and Restated Articles) with any past or present Principal Shareholder of TSI or with any of his Affiliates, associates or relatives, and none of the Companies has any obligation to or claim against any past or present Principal Shareholder of TSI or any of his Affiliates, associates or relatives, and no such Person has any obligation to or claim against any of the Companies.
Except for employment and compensation arrangements described in the Draft Registration Statement and as provided in the Notes to the Financial Statements, all products, services or benefits provided to any Company by any such Person, or provided by any Company to any such Person, are set forth on
Part 2.18 of Schedule 1 hereto. No past or present Principal Shareholder of any of the Companies, nor any of his Affiliates, associates or relatives, has any direct or indirect interest of any kind in any business or entity which is competitive with the Companies, except for the ownership as a passive investor of less than 5% of any class of securities that is traded on any national securities exchange or the Nasdaq National Market.

                 2.18 Registration Rights. Except as provided in the Registration Rights Agreement, no Person has, and as of the Closing no Person will have, demand, "piggy-back," or other rights to cause any of the Companies to file any registration statement under the Securities Act of 1933 (the "SECURITIES ACT") relating to any securities of any of the Companies or to participate in any such registration statement.

                 2.19 No Brokers or Finders. None of the Companies nor any of their respective Affiliates has entered or will enter into any agreement pursuant to which any of the Companies or Alcatel will be liable, as a result of the transactions contemplated by this Agreement or any of the other Company Documents, for any claim of any person for any commission, fee or other compensation as finder or broker.

                 2.20 Investment Company Act. Neither TSI nor any of its Subsidiaries is an "investment company", nor is TSI or any of its Subsidiaries directly or indirectly controlled by or acting on behalf of any Person which is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

                 2.21 Employee Confidentiality Agreements. Each employee and officer of each of the Companies has executed a Confidentiality Agreement in substantially the form attached hereto as Exhibit F. TSI is not aware, after reasonable investigation, that any such employee or officer is in violation thereof, and TSI and each of the Subsidiaries will make reasonable efforts to prevent any such violation.

                 2.22 Disclosure. The representations and warranties made by TSI in this Section 2 (including on the Schedules hereto) do not fail to state any material fact necessary in order to make the statements contained herein or in any other Company Documents not misleading. In addition to and not in limitation of the foregoing, the draft dated November 27, 1996 of a Registration Statement on Form S-1 with respect to the shares of Common Stock (the "DRAFT REGISTRATION STATEMENT") contains all statements which are required to be stated therein in accordance with the Securities Act and the regulations promulgated thereunder (except for information that is permitted under Securities Act Rule 430A to be omitted from a registration statement at the time it becomes effective), and does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. TSI covenants that any initial public offering and sale of Common Stock (whether or not as contemplated by the Draft Registration Statement) that is made pursuant to a registration statement that is declared effective under the Securities Act within six months of the date hereof will be made in accordance with the Securities Act and all other applicable securities and blue sky laws.

         3. Representations and Warranties of Alcatel. Alcatel hereby represents and warrants to, and agrees with, TSI as follows:

                 3.1 Organization. Alcatel is duly organized, validly existing and in good standing under the laws of the Netherlands.

                 3.2 Authorization. Alcatel has all requisite power and authority to execute, deliver and perform this Agreement and the other Company Documents to which it is a party and to consummate the transactions contemplated hereby or thereby. The execution, delivery and performance of this Agreement and the other Company Documents to which it is a party, and the consummation of the transactions contemplated hereby or thereby, have been duly and validly authorized by all necessary action on the part of Alcatel. This Agreement and each other Company Document to which Alcatel is a party has been duly executed and delivered by Alcatel and constitutes its legal, valid and binding obligation, enforceable against Alcatel in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws affecting the enforceability of creditors' rights in general or by general principles of equity.

                 3.3 No Intended Resale. The Series A Stock is being acquired by Alcatel for investment for its own account and not with a view to the resale or distribution thereof in violation of applicable security laws.

                 3.4 Disclosure of Information. Alcatel has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Series A Stock, and has had an opportunity to ask questions and receive answers from TSI regarding the terms and conditions of the offering of the Series A Stock and to obtain additional information (to the extent TSI possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Alcatel or to which Alcatel had access. Neither the foregoing nor any other provision of this Section 3, however, in any way limits or modifies the representations and warranties made by TSI in Section 2 or Alcatel's ability to rely thereon.

                 3.5 Investment Experience. Alcatel understands that the purchase of the Series A Stock involves substantial risk. Alcatel acknowledges that it is able to bear the economic risk of its investment in the Series A Stock and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of this investment in the Series A Stock.

                 3.6 Accredited Investor Status. Alcatel is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act and within the meaning of the definition of such term set forth in any applicable state securities laws.

                 3.7 Restricted Securities. Alcatel understands that the Series A Stock is characterized as "restricted securities" under the Securities Act inasmuch as it is being acquired from TSI in a transaction not involving a public offering and that under the Securities Act and applicable regulations thereunder such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, Alcatel represents that it is familiar with Rule 144 promulgated under the Securities Act as presently in effect, and understands such resale limitations imposed thereby and by the Securities Act. Alcatel understands that TSI is under no obligation to register any of the securities sold hereunder except as provided in the Registration Rights Agreement. Alcatel understands that no public market now exists for the Series A Stock or the Conversion Common Stock (collectively, the "RESTRICTED SECURITIES"), and no assurance can be given that a public market will ever exist for any Restricted Securities.

                 3.8 Further Limitations on Disposition. Without in any way limiting the representations set forth above, and subject to any restrictions in the Company Documents, Alcatel further agrees not to make any disposition of all or any portion of the Restricted Securities unless and until:

                          (a) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

                          (b) Alcatel shall have notified TSI of the proposed disposition and shall have furnished TSI, at the expense of Alcatel or its transferee, with an opinion of counsel, reasonably satisfactory to TSI, that such disposition will not require registration of such securities under the Securities Act.

Notwithstanding the provisions of paragraphs (a) and (b) above, no such registration statement or opinion of counsel shall be required by TSI: (i) for any transfer of any Restricted Securities in compliance with SEC Rule 144 or Rule 144A; or (ii) for any transfer of any Restricted Securities by Alcatel to an Affiliate of Alcatel; provided that in each of the foregoing cases the transferee agrees in writing to be subject to the terms of this Section 3.8 to the same extent as if the transferee were an original party hereto.

                 3.9 Legends. It is understood that the instruments and certificates evidencing the Restricted Securities will bear the legends set forth below:

                          (a) THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

                          (b) For any Series A Stock a legend in the form of the following:

                          THE SHARES EVIDENCED BY THIS CERTIFICATE: (1) ARE
                 CONVERTIBLE INTO SHARES OF COMMON STOCK OF TEMPLATE SOFTWARE, INC. AT THE OPTION OF THE REGISTERED HOLDER AT ANY TIME PRIOR TO AUTOMATIC CONVERSION THEREOF; AND (2) AUTOMATICALLY CONVERT INTO COMMON STOCK OF TEMPLATE SOFTWARE, INC. IN THE EVENT OF A PUBLIC OFFERING MEETING CERTAIN REQUIREMENTS, ALL PURSUANT TO AND UPON THE TERMS AND CONDITIONS SPECIFIED IN TEMPLATE SOFTWARE, INC.'s AMENDED AND RESTATED ARTICLES OF INCORPORATION. A COPY OF SUCH AMENDED AND RESTATED ARTICLES OF INCORPORATION MAY BE OBTAINED, WITHOUT CHARGE, AT TEMPLATE SOFTWARE, INC.'S PRINCIPAL OFFICE.

The legend set forth in (a) above shall be removed by TSI from any certificate or instrument evidencing Restricted Securities upon delivery to TSI of an opinion by counsel, reasonably satisfactory to TSI, that a registration statement under the Securities Act is at that time in effect with respect to the legended security or that such security can be freely transferred in a public sale without such a registration statement being in effect.

         4. Additional Deliveries. Simultaneously with the execution and delivery of this Agreement, TSI has delivered or caused to be delivered to
Alcatel:  (i) the opinion of Hunton & Williams dated as of the date hereof and
(b) a copy of the Financial Statements accompanied by the opinion of Coopers & Lybrand, LLP.

         5. Certain Post-Closing Covenants of TSI. TSI covenants and agrees as follows:

                 5.1 Observer Rights. TSI shall give to Alcatel notice of each meeting of the Board of Directors of TSI and of each executive or other similar committee thereof at the same time and in the same manner as notice is given to the directors of TSI or such Subsidiary. At any time that a designee of the holders of a majority of the Series A Stock or the Conversion Common Stock is not serving as a member of the Board of Directors of TSI, one (1) designee of Alcatel shall be entitled to attend in person, as an observer, all meetings held in person and to listen to telephone meetings of the Board of Directors of TSI and of each such committee thereof solely for the purpose of allowing Alcatel to have current information with respect to the affairs of such Company; provided that such observer agrees in writing not to disclose any confidential information obtained at such meetings or contained in any materials provided to the directors or the members of such committees to any person other than the holders of the Series A Stock or the Conversion Common Stock. TSI shall provide to Alcatel in connection with each meeting its respective observer designee is entitled to attend, whether or not present at such meeting, copies of all notices, minutes, consents, and all other materials or information that it provides to the directors or committee members with respect to such meeting, at the same time such materials and information are given to the directors (except that materials and information provided to directors of TSI or such Subsidiary at meetings at which a designee of Alcatel is not present shall be provided to Alcatel promptly after the meeting). If the Board of Directors of any of TSI or any such committee thereof proposes to take any action by written consent in lieu of a meeting, TSI shall, to the extent reasonably practicable, give written notice thereof to Alcatel prior to the effective date of such consent describing in reasonable detail the nature and substance of such action, and in any case shall send to such observer a copy of the instrument pursuant to which such proposed written consent is to be effected no later than its first circulation to the members of the Board of Directors or such committee generally. TSI shall bear all travel and related expenses incurred by the observer designees of Alcatel associated with attending such meetings. The provision of this Section 5.1 shall survive the Closing, the issuance of the Series A Stock and the Conversion Common Stock and any public offering of any capital stock or other securities of TSI, and shall continue as long as Alcatel, its Affiliates and their respective assignees shall, directly or indirectly, beneficially own in the aggregate at least 3% of the then fully diluted shares of Common Stock. For purposes hereof, "FULLY DILUTED COMMON SHARES" shall mean, as of any date: the sum of (i) the outstanding shares of Common Stock as of that date and (ii) the additional shares of Common Stock that would be taken into account for purposes of calculating fully diluted earnings per share for the period from the end of TSI's last fiscal year through such date under the treasury-stock method in accordance with generally accepted accounting principles.

                 5.2      Information.

                          (a) Alcatel and its assignees shall be entitled to receive, and TSI agrees to provide to Alcatel and its assignees, the following; provided, however, that TSI's obligations under this
         Section 5.2(a) shall be suspended at any time that TSI is subject to the reporting obligations of Sections 13 or 15(d) of the Securities Exchange Act of 1934 (the "EXCHANGE ACT"):

                                  (i)      As soon as available, but in any
                          event not later than forty-five (45) days after the end of each month, the unaudited consolidated balance sheet as at the end of such month of TSI and its subsidiaries and the related unaudited consolidated statements of operations, shareholders' equity and cash flows for such month and for the elapsed period in such fiscal year, all in reasonable detail and stating in comparative form the figures as of the end of and for the comparable period of the preceding fiscal year and budgeted figures for the period. All such financial statements shall be complete and correct in all material respects and shall be accompanied by a certificate of the Chief Executive Officer, President or Chief Financial Officer of TSI to such effect.

                                  (ii)     As soon as available, but in any
                          event not later than 45 days after the end of each fiscal quarter, the unaudited consolidated balance sheet of TSI and its subsidiaries as at the end of such fiscal quarter and the related unaudited consolidated statements of operations, shareholders' equity and cash flows of TSI and its subsidiaries for such fiscal quarter and for the elapsed period in such fiscal year, all in reasonable detail and stating in comparative form the figures as of the end of and for the comparable periods of the preceding fiscal year and budgeted figures for the period. All such financial statements shall be complete and correct in all material respects, shall be prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods reflected therein (except that such financial statements may omit notes and would be subject to normal year-end adjustments which are not, in the aggregate, material) and shall be accompanied by a certificate of the Chief Executive Officer, President or Chief Financial Officer of TSI to such effect.

                                  (iii)    As soon as available, but in any
                          event within 90 days after the end of each fiscal year of TSI, the audited consolidated and unaudited consolidating balance sheet of TSI and its subsidiaries as at the end of such fiscal year and the related audited consolidated statements and unaudited consolidating statements of operations, shareholders' equity and cash flows of TSI and its subsidiaries for such fiscal year, all in reasonable detail and stating in comparative form the figures as at the end of and for the previous fiscal year and budgeted figures for the fiscal year accompanied by an opinion of an accounting firm of nationally recognized standing selected by TSI with respect to the consolidated statements, which opinion shall state that such accounting firm's audit was conducted in accordance with generally accepted auditing standards and, accordingly, included such tests of accounting records and such other auditing procedures as were considered necessary under the circumstances and which opinion shall not be subject to any qualification resulting from a limit on the scope of the examination of the financial statements or the underlying data or which could be eliminated by changes in the financial statements or the notes thereto or by the creation of or increase in a reserve or a decreased carrying value of assets. All such financial statements shall be complete and correct in all material respects and prepared in reasonable detail and in accordance with generally accepted accounting principles applied, except as stated therein, on a consistent basis throughout the periods reflected therein.

                                  (iv)     Promptly after receipt, copies of
                          all management letters from accountants and all certificates prepared by or for TSI or its subsidiaries as to compliance, defaults, material adverse changes, material litigation or similar matters, but only to the extent that the delivery thereof would not result in the loss of any generally recognizable privilege otherwise applicable thereto.

                                  (v)      Within 30 days after TSI obtains
                          knowledge of the commencement or written threat of commencement of any material litigation (including, without limitation, any litigation relating to any Intellectual Property or any of the Intellectual Property Licenses) or proceeding against any of the Companies or their respective assets, written notice by TSI of the nature and extent of such litigation or proceeding.

                                  (vi)     Promptly, but in any event within
                          fifteen (15) days, after any distribution to its shareholders generally or to specific shareholders by agreement, to its directors, to prospective investors or to the financial community of an annual report, proxy statement, registration statement or other similar report or communication, a copy of each such report, proxy statement, registration statement or other similar report or communication; and promptly, but in any event within two (2) business days, after released, copies of all press releases and other statements made available generally by any of the Companies to the public concerning material developments.

                                  (vii) Within 60 days after the end of each fiscal year, a list of shareholders and other security holders, showing the authorized and outstanding shares by class (including the Common Stock equivalents of any convertible security), the holdings of each shareholder (both before giving effect to dilution and on a fully-diluted basis) and the holdings of each Person that holds options, warrants or convertible securities (both before giving effect to dilution and on a fully diluted basis).

                                  (viii) Promptly, but in any event not later than ten (10) days after execution, copies of any agreement entered into by TSI or any of its subsidiaries, with any shareholder, director, officer or employee of TSI or any of its subsidiaries or any past or present Principal Shareholder or Affiliate.

                                  (ix)     At any time that the holders of the
                          Series A Stock have not elected a director or designated an observer pursuant to Sections 3(ii) or 3(iv) of the Amended and Restated Articles, all materials or documents that such observer would be entitled to receive, which shall be delivered at the same time that such materials or documents are delivered to the members of the board of directors or any applicable committee.

                                  (x)      From time to time, and promptly,
                          such additional information and financial data regarding results of operations, financial condition, business, affairs or prospects of TSI and its subsidiaries, including without limitation cash flow analyses and projections, as is available to TSI that Alcatel shall reasonably request.

                          (b) Filings and Shareholder Reports. TSI shall deliver to Alcatel, simultaneously with its filing with the Securities and Exchange Commission, any national securities exchange, the Nasdaq National Market or the National Association of Securities Dealers, Inc., a copy of each publicly available annual, periodic or special report or proxy statement or registration statement of TSI. To the extent not covered by the preceding sentence, TSI shall also deliver, simultaneously with its mailing or transmission, any annual or other report or communication provided to any class or group of shareholders of TSI, and any press release and other public statements.

                          (c) Other Information. TSI shall provide, from time to time, such additional information regarding TSI or its subsidiaries as Alcatel may reasonably request, including without limitation, any information or reports required by reason of reporting or regulatory requirements to which Alcatel, or any Person controlling Alcatel is subject. At any time that the Holders of the Series A Stock have not elected a director or designated an observer, pursuant to the provisions of the Amended and Restated

         Articles referred to above, or if such director or observer is not a member or observer of any committee of the Board effecting such grants, TSI shall give Alcatel reasonable prior notice of the grant of any options or other rights or awards to any officer, employee, director or consultant under any employee incentive plan.

                 5.3 Annual Meetings. At any time that it is not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act, TSI will hold an annual meeting of all shareholders to elect directors in accordance with the Amended and Restated Articles and at which information with respect to its business will be furnished and discussed.

                 5.4 Exemption from Investment Company Act. TSI shall conduct its business so that neither TSI nor any of its subsidiaries shall become an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

                 5.5 Accounting and Reserves. TSI shall, and TSI shall cause each of its subsidiaries to, maintain a standard and uniform system of accounting and shall keep proper books and records and accounts in which full, true and correct entries shall be made of its transactions, all in accordance with generally accepted accounting principles applied on a consistent basis through all periods, and shall set aside on such books for each fiscal year all such proper reserves for depreciation, obsolescence, amortization, bad debts and other purposes in connection with its operations as are required by such principles so applied.

                 5.6 Assistance in Sales. Anything in this Agreement or the Shareholders Agreement to the contrary notwithstanding, in the event that it becomes unlawful for Alcatel or any of its Affiliates to continue to hold all or any of the Series A Stock or the Conversion Common Stock or any other securities received as a distribution on or in respect of or exchange for any of such stock, or restrictions are imposed on Alcatel or any Affiliate of Alcatel by any Law that, in the reasonable judgement of Alcatel, make it unduly burdensome to continue to hold all or any of such securities, then Alcatel may sell or otherwise dispose of all or any of such securities, TSI shall use reasonable efforts to assist Alcatel and/or any such Affiliate in disposing of such securities in a prompt and orderly manner, and, at the request of Alcatel and/or any such Affiliate, TSI shall provide (and authorize Alcatel and/or any such Affiliate to provide) financial and other information concerning TSI and its subsidiaries to any prospective purchaser of such interest.

                 5.7      Additional Covenants.

                          (a) When applicable, TSI shall file the reports required to permit sales under Rule 144 of the Securities Act.

                          (b) During any period in which TSI is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, TSI shall make available information required to be provided by Rule 144A(d)(4), upon request.

                          (c) TSI shall use the proceeds from the sale of the Series A Stock pursuant hereto for working capital and general corporate purposes, including acquisitions of or investments in products, technologies or businesses that broaden or enhance the Companies' current product or service offerings; provided, however, that TSI may use up to one-third of said proceeds to repurchase shares of its outstanding Common Stock at prices per share not to exceed $16.

                          (d) TSI shall provide to Alcatel for its review copies of each registration statement or prospectus prepared in connection with any initial public offering of equity securities of TSI, and each pre-effective or post-effective amendment or supplement thereto, prior to filing with the Securities and Exchange Act, and no reference in any such registration statement or prospectus to Alcatel or any Affiliate of Alcatel, the transactions contemplated by this Agreement or any of the Company Documents, or any other transaction or agreement between Alcatel or any of its Affiliates and TSI or any of its Affiliates, without the prior written consent of Alcatel, which consent shall not be unreasonably withheld. Nothing in this Section 5.7(d) shall be deemed to prohibit TSI from making any disclosure in any such registration statement or prospectus that, based on advice of its counsel, it believes is required under applicable Laws.

         6.      Miscellaneous.

                   6.1 Standstill. Alcatel and any of its Affiliates controlled by it shall not purchase or otherwise acquire beneficial ownership of any shares of Common Stock or any securities convertible into, or exchangeable or exercisable for, shares of Common Stock if beneficial ownership of such shares of Common Stock or other securities, together with all other shares of Common Stock and securities convertible into, or exchangeable or exercisable for, Common Stock beneficially owned by Alcatel or any of its Affiliates and assuming the conversion, exchange or exercise of all such securities that are convertible into, or exchangeable or exercisable for, Common Stock, would in the aggregate exceed 19.9% of the then outstanding shares of Common Stock. Notwithstanding anything in the foregoing to the contrary, the restrictions set forth in this Section 6.1 shall (i) terminate upon any sale, directly or indirectly, in a single transaction or a series of related transactions, including (without limitation) by means of merger, consolidation or reorganization, in which any Person or group of Persons acquires beneficial ownership of, or the right to acquire beneficial ownership of, an aggregate of 50% or more of the outstanding shares of Common Stock, and
(ii) shall not be deemed to have been breached as a result of any change in the outstanding shares of Common Stock not effected by Alcatel or any of its Affiliates or as a result of the operation of the Series A Stock's conversion rights.

                 6.2 Tax Expenses. TSI shall pay all stamp, documentary and other taxes which may be payable in connection with the execution, delivery and performance of this Agreement, and the purchase and sale of the Series A Common Stock and the Conversion Common Stock.

                 6.3 Publicity. Except as may be required by Law, TSI and Alcatel shall use the name of, or make reference to, the other party or any of such other party's Affiliates or any of the transactions contemplated hereby in any press release or in any public manner only in accordance with the mutual agreement of TSI and Alcatel, it being understood that the parties agree to promote publicly Alcatel's investment in TSI and such other relationships that may arise between the parties in a mutually advantageous manner consistent with applicable law.

                 6.4 Indemnification. TSI agrees to indemnify Alcatel and each officer, director, employee, agent, shareholder and Affiliate of Alcatel (collectively, the "INDEMNIFIED PARTIES") for, and hold each Indemnified Party harmless from and against: (i) any and all damages, losses, claims and other liabilities of any and every kind, including, without limitation, judgments and costs of settlement, and (ii) any and all out-of-pocket costs and expenses of any and every kind, including, without limitation, reasonable fees and disbursements of counsel for such Indemnified Parties (all of which expenses periodically shall be reimbursed as incurred), in each case, arising out of or suffered or incurred in connection with any of the following: (a) any misrepresentation or any breach of any warranty made by TSI herein or in any of the other Company Documents, or (b) any breach or non-fulfillment of any covenant or agreement made by TSI herein or in any of the other Company Documents.

                 6.5 Survival. All representations, warranties, covenants and agreements contained in or made pursuant to this Agreement or contained in any certificate delivered pursuant to this Agreement, shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any party hereto, and shall survive the transfer and payment for the Securities and the consummation of the transactions contemplated hereby; provided, however, that (except as follows) the representations and warranties of TSI made herein shall terminate on the second anniversary of the date hereof; and provided, further, that (i) the representations and warranties contained in Sections 2.12, 2.15 and 2.18 shall survive until the sixtieth day after the expiration of the applicable statutes of limitations relating to the subject matter of such representations and warranties, and (ii) no such expiration shall affect any claim asserted prior thereto.

                 6.6 Assignment. This Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, except that neither this Agreement nor any rights or obligations hereunder shall be assigned or delegated by TSI without the prior written consent of Alcatel. Prior to the Closing, Alcatel may assign this Agreement and its rights hereunder to any of its Affiliates. After the Closing, Alcatel may assign this Agreement and its rights hereunder, in whole or in part, to (i) any Affiliate of Alcatel or (ii) any other transferee of shares of Series A Stock or Conversion Common Stock constituting or convertible into, as the case may be, at least 25% of the aggregate shares of Convertible Common Stock issued or issuable upon conversion of the Series A Stock.

                 6.7 Amendment; Waiver. Any term, covenant, agreement or condition of this Agreement may be amended, and compliance therewith may be waived (either generally or in a particular circumstance and either retroactively or prospectively), by one or more substantially concurrent written instruments signed by TSI and by Alcatel. Any amendment or waiver effected in accordance with this paragraph shall be binding upon TSI and Alcatel.

                 6.8 APPLICABLE LAW. THE INTERNAL LAWS OF THE STATE OF NEW YORK SHALL GOVERN THE INTERPRETATION, VALIDITY AND PERFORMANCE OF THE TERMS OF THIS AGREEMENT, REGARDLESS OF THE LAW THAT MIGHT BE APPLIED UNDER PRINCIPLES OF CONFLICTS OF LAW.

                 6.9 JUDICIAL PROCEEDINGS. ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE RIGHTS OR INTERESTS OF TSI OR ALCATEL OR THE BREACH OR ALLEGED BREACH OF THIS AGREEMENT, WHETHER ARISING DURING OR AT OR AFTER THE TERMINATION OF THIS AGREEMENT (EACH OF THE FOREGOING DISPUTES, CONTROVERSIES AND CLAIMS HEREINAFTER REFERRED TO AS AN "AGREEMENT DISPUTE"), SHALL BE BROUGHT ONLY IN A FEDERAL OR STATE COURT LOCATED IN THE COUNTY, CITY AND STATE OF NEW YORK, AND EACH OF THE PARTIES HERETO (i) UNCONDITIONALLY ACCEPTS THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND ANY RELATED APPELLATE COURT AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY AND (ii) IRREVOCABLY WAIVES ANY OBJECTION SUCH PARTY MAY NOW HAVE OR HEREAFTER HAS AS TO THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. EACH OF THE PARTIES HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH THEY ARE PARTIES INVOLVING AN AGREEMENT DISPUTE.

                 6.10 Notices. All notices and other communications provided for herein shall be dated and in writing and shall be deemed to have been duly given (x) on the date of delivery, if delivered personally or by telecopier, receipt confirmed, or (y) on the second following business day, if delivered by a recognized overnight courier service offering overnight delivery or on the third following business day if such courier offers second-day delivery, in each case, to the party to whom it is directed at the following address (or at such other address as any party hereto shall hereafter specify by notice in writing to the other parties hereto):

                          (i)     If to TSI, to it at the following address:

                                  45365 Vintage Park Plaza
                                  Dulles, Virginia 20166
                                  Telecopy:  (704) 318-8325
                                  Attention:  Chief Executive Officer

with a copy to:

                                  Hunton & Williams
                                  1751 Pinnacle Drive
                                  Suite 1700
                                  McLean, Virginia 22102
                                  Telecopy:  (703) 714-7410
                                  Attention:  Joseph W. Conroy, Esq.

                          (ii) If to Alcatel, to it at the following address:

                                  33 rue Emeriau
                                  75725 Paris Cedex 15,
                                  France
                                  Telecopy: 011-331-4058-5920
                                  Attention: M. Pascal Durand Barthez

with a copy to:

                                  Proskauer Rose Goetz & Mendelsohn LLP
                                  1585 Broadway
                                  New York, New York 10036
                                  Telecopy:  (212) 969-2900
                                  Attention:  Peter G. Samuels, Esq.

                 6.11 Integration. This Agreement and the documents referred to herein or delivered pursuant hereto or pursuant to such documents, including all exhibits and schedules, contain the entire understanding of the parties with respect to their subject matter and supersede all prior agreements and understandings between the parties with respect to their subject matter.

                 6.12 Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

                 6.13 Descriptive Headings. The section and other headings contained in this

Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

                 6.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.


                 IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                    TEMPLATE SOFTWARE, INC.



                                    By:  /s/ Joseph M. Fox
                                       ---------------------------------------
                                       Name:  Joseph M. Fox
                                       Title: Chairman



                                    ALCATEL N.V.

                                    By: Compagnie Financiere Alcatel



                                    By:  /s/ M. Jozef Cornu
                                       ---------------------------------------
                                       Name: M. Jozef Cornu
                                       Title: